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        FIRST CAPITAL, INC. REPORTS 14% THIRD QUARTER EARNINGS INCREASE

Corydon, Indiana--(BUSINESS WIRE)--October 28, 2005. First Capital, Inc. (NASDAQ: FCAP - news), the holding company for First Harrison Bank (the "Bank"), today reported net income of $975,000 or $0.38 per diluted share for the quarter ended September 30, 2005, compared to $856,000 or $0.30 per diluted share during the same period in 2004.

The increase in earnings is due to increases in net interest income after the provision for loan losses and noninterest income and a decrease in noninterest expense.

Net interest income after provision for loan losses increased $91,000 for the quarter ended September 30, 2005 as compared to the quarter ended September 30, 2004. Interest income increased $516,000 when comparing the two periods as the average tax-equivalent yield of interest-earning assets increased from 5.74% during the quarter ended September 30, 2004 to 6.05% for the same period in 2005. Interest expense increased $375,000 as the average cost of interest-bearing liabilities increased from 2.69% to 2.99% when comparing the same two periods. The provision for loan losses increased $50,000 to a total of $150,000 for the three months ended September 30, 2005.

Noninterest income increased $48,000 for the quarter ended September 30, 2005 as compared to the quarter ended September 30, 2004. Service charges on deposits accounts and commission income increased $45,000 and $35,000, respectively while gains on the sale of mortgage loans decreased $34,000 when comparing the two periods.

Noninterest expenses decreased $55,000 as compared to the quarter ended September 30, 2004. Compensation and benefits decreased $52,000 when comparing the two periods primarily due to decreased stock compensation expense and employee salaries. Other operating expenses decreased $26,000 during the quarter ended September 30, 2005 as compared to the same period in the prior year primarily due to decreases in telephone and office supply expenses. Professional fees and occupancy and equipment expenses increased $19,000 and $17,000, respectively.

For the nine months ended September 30, 2005, the Company earned $2.7 million or $1.04 per diluted share compared to $2.6 million or $0.91 for the same period in 2004.

Net interest income after provision for loan loss increased $172,000 during the first nine months of 2005 compared to the same period in 2004. Interest income increased $1.1 million when comparing the two periods, due to an increase in the average balance of interest-earning assets from $388.2 million during the first nine months of 2004 to $402.4 million for the same period in 2005 and an increase in the average tax-equivalent yield on those assets from 5.72% to 5.89%. Interest expense increased $854,000 as the average balance of interest-bearing liabilities increased $15.1 million and the average cost of those liabilities increased from 2.67% to 2.87% when comparing the two periods. The provision for loan losses increased $118,000 when comparing the two periods.

Noninterest income increased $293,000 primarily due to increases in service charges on deposits and gains on the sale of mortgage loans of $148,000 and $95,000, respectively.

Noninterest expenses increased $240,000 when comparing the nine months ended September 30, 2005 to the same period in 2004, primarily due to increases of $72,000 in occupancy and equipment expense and $70,000 in other operating expenses. Equipment depreciation and maintenance were the primary factors in the occupancy increase while charitable contributions and correspondent bank charges increased the other operating expenses.

Total assets as of September 30, 2005 were $437.7 million compared to $425.3 million at December 31, 2004. Securities available for sale and net loans receivable increased $11.6 million and $2.0 million, respectively. The funding for this growth was provided by increases in retail repurchase agreements and deposits of $9.4 million and $7.8 million, respectively.


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First Harrison Bank currently has twelve offices in the Indiana communities of
Corydon, Crandall, Georgetown, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury and Jeffersonville. Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.firstharrison.com. First Harrison Financial Services, a subsidiary of the
---------------------
Bank, offers a full array of property, casualty and life insurance products, as well as non FDIC insured investments to compliment the Bank's offering of traditional banking products and services.

This report may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts, rather statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

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
                                           FIRST CAPITAL, INC. AND SUBSIDIARY
                                    Consolidated Financial Highlights (Unaudited)


                                                                   NINE MONTHS ENDED                 THREE MONTHS ENDED
                                                                      SEPTEMBER 30,                     SEPTEMBER 30,
                                                                2005              2004                2005           2004
                                                                ----              ----                ----           ----

OPERATING DATA
   (Dollars in thousands, except per share data)

Total interest income                                      $     17,531      $    16,387          $      6,046    $     5,530
Total interest expense                                            7,603            6,749                 2,665          2,290
                                                           ------------      -----------          ------------    -----------
Net interest income                                               9,928            9,638                 3,381          3,240
Provision for loan losses                                           463              345                   150            100
                                                           ------------      -----------          ------------    -----------
Net interest income after provision for loan losses               9,465            9,293                 3,231          3,140
Total non-interest income                                         2,268            1,975                   727            679
Total non-interest expense                                        7,648            7,408                 2,465          2,520
                                                           ------------      -----------          ------------    -----------
Income before income taxes                                        4,085            3,860                 1,493          1,299
Income tax expense                                                1,382            1,310                   518            443
                                                           ------------      -----------          ------------    -----------
Net income                                                 $      2,703      $     2,550          $        975    $       856
                                                           ============      ===========          ============    ===========

Net income per common share, basic                         $       1.05      $      0.92          $       0.38    $      0.31
                                                           ============      ===========          ============    ===========
Weighted average common shares outstanding - basic            2,565,757        2,774,604             2,566,627      2,774,524


Net income per common share, diluted                       $       1.04      $      0.91          $       0.38    $      0.30
                                                           ============      ===========          ============    ===========
Weighted average common shares outstanding - diluted          2,591,453        2,809,512             2,590,114      2,807,355

OTHER FINANCIAL DATA

Cash dividends per share                                   $       0.46      $      0.45          $       0.16    $      0.15
Return on average assets (annualized)                              0.84%            0.82%                 0.90%          0.82%
Return on average equity (annualized)                              8.75%            7.68%                 9.36%          7.71%
Net interest margin                                                3.37%            3.40%                 3.42%          3.41%
Net overhead expense as a percentage
     of average assets (annualized)                                2.37%            2.38%                 2.27%          2.41%

                                              SEPTEMBER 30,     DECEMBER 31,
BALANCE SHEET INFORMATION                         2005              2004
                                                  ----              ----

Cash and cash equivalents                     $   16,308        $   17,425
Investment securities                             78,035            66,450
Gross loans                                      321,225           319,564
Allowance for loan losses                          2,175             2,478
Earning assets                                   404,206           390,948
Total assets                                     437,657           425,302
Deposits                                         324,256           316,462
FHLB debt                                         58,647            65,099
Repurchase agreements                             10,002               635
Stockholders' equity                              41,842            40,714
Non-performing assets:
  Nonaccrual loans                                 2,043             2,075
  Foreclosed real estate                             640               442